EXHIBIT 10.2

 Cleco Corporation

Summary of Director Compensation and Benefits

Annual Retainer       Each non-management director receives an annual retainer of $25,000, paid quarterly.  The non-management Chairman of the Board receives an additional annual retainer of $65,000.

                                    Each non-management director who is chairman of a board committee receives an additional annual fee of $3,000, except the chairman of the Audit Committee who receives $7,500 which reflects the increased responsibilities of this position as a result of the Sarbanes-Oxley Act of 2002.  The total annual retainer may be paid, at the election of each Director, in the form of cash, Cleco common stock, or a combination of both cash and stock.

Per Diem                    Each non-management director receives $1,000 for each day of in-person meeting attendance at a board or committee meeting and $500 for each day of telephone conference meeting attendance at a board or committee meeting including informal telephone conference meetings.  The per diem may be paid, at the election of each Director, in the form of cash, Cleco common stock, or a combination of both cash and stock.

                                    The Chairman of the Board is not paid for attendance at meetings (whether in person or by phone) of committees on which he does not serve.  Nor is the Chairman compensated for meetings not associated with board or committee meetings or for regular on-site visits to Cleco to receive updates from the management staff.

Special Services         While expected to occur infrequently, when a non-management  director is requested to perform special services considered to be beyond the scope of the director's normal duties, each day spent performing those duties shall be considered a day when the director was attending a board or committee meeting for purposes of director compensation.  Normally compensation for such matters will be appropriate only if the director is required to spend more than four hours on the matter and associated travel. Examples, not inclusive, of such activities would be participating in the interview process for potential new board candidates and/or members of senior management and working with consultants to the Board.  Determinations as to the applicability of compensation to a particular circumstance will be reviewed on a case-by-case basis by the President / CEO and the Corporate Secretary.

Expenses                    Directors are reimbursed for travel and related expenses incurred for attending meetings of the Board of Directors and board committees, as well as for any special services as described above.

Restricted Stock        Each non-management director receives an annual restricted stock award of Cleco common stock valued at $40,000, not to exceed 5,000 shares of stock in any year.  The grant date of the award will be the date of the January board meeting each year, and the valuation date of the stock will be the first trading day of the year.  The number of shares to be issued will be determined by dividing 85% of the stock price on the valuation date into $40,000.  Directors are not required to provide any consideration in exchange for the restricted stock award.  Restrictions on the stock subject to the award lapse after a six-year period measured from the date of the award or at the director's retirement if earlier, and the stock cannot be sold or transferred during this period.

Deferred

Compensation

Plan                             A non-management director may elect to participate in a deferred compensation plan and defer the receipt of all or part of his or her fees and restricted stock.  Benefits are equal to the amount credited to each director's individual account based on compensation deferred plus applicable investment returns.  Accounts are payable when a director ceases to serve on the board or attains a specified age.

Life Insurance/

Disability Plan     Cleco provides its non-management directors with $200,000 of life insurance and permanent total disability coverage under a group accidental death and dismemberment plan maintained by Cleco Power LLC, a wholly owned subsidiary of Cleco.  This coverage is terminated at the time the director ceases to serve on the Board.  Coverage may not be continued, even if the departing director agrees to pay the premium.

Management

Directors                Directors who are Cleco employees receive no additional compensation for serving as a director.